Exhibit 99.1

Steve Madden Announces First Quarter 2017 Results

LONG ISLAND CITY, N.Y., April 21, 2017 – Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the first quarter ended March 31, 2017.

Amounts referred to as Adjusted exclude the items that are described under the heading “Non-GAAP Adjustments.”

For the First Quarter 2017:

•	Net sales increased 11.2% to $366.4 million compared to $329.4 million in the same period of 2016.
•	Gross margin was 36.2%. Adjusted gross margin was 36.6% as compared to 35.3% in the same period last year, an increase of 130 basis points.
•	Operating expenses as a percentage of sales were 28.9%. Adjusted operating expenses as a percentage of sales were 26.8% as compared to 26.9% of sales in the same period of 2016.
•	Operating income totaled $30.8 million, or 8.4% of net sales. Adjusted operating income was $39.5 million, or 10.8% of net sales, compared with operating income of $29.9 million, or 9.1% of net sales, in the same period of 2016.
•	Net income was $20.2 million, or $0.35 per diluted share. Adjusted net income was $27.5 million, or $0.47 per diluted share, compared to $23.7 million, or $0.39 per diluted share, in the prior year’s first quarter.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, “We are pleased to have started off 2017 with a strong first quarter.  The highlight was our Steve Madden Women’s wholesale footwear division, where we had another quarter of outstanding growth in a challenging retail environment.  Steve and his design team have created an exceptional product assortment that is enabling us to outperform the competition and take market share with our flagship brand.  As we look ahead to the balance of the year, we are taking a prudent approach to planning our business in light of retail industry headwinds.  That said, the strength in our core business gives us confidence that we are well-positioned to navigate the uncertain environment.”

First Quarter 2017 Segment Results

Net sales for the wholesale business increased 13.6% to $313.3 million in the first quarter of 2017. Excluding the results of the recently acquired Schwartz & Benjamin, wholesale net sales increased 8.5% to $299.2 million from $275.8 million in the first quarter of 2016, with strong gains in both wholesale footwear and wholesale accessories. Gross margin in the wholesale business was 32.4%. Excluding the non-cash expense associated with the purchase accounting fair value adjustment of inventory acquired in the Schwartz & Benjamin acquisition, Adjusted gross margin in the wholesale business was 32.8% compared to 31.2% in last year’s first quarter, driven by an increase in the wholesale footwear segment.

Retail net sales in the first quarter were $53.1 million compared to $53.6 million in the first quarter of the prior year. Same store sales decreased 6.0% in the quarter compared to a 10.7% same store sales increase in the first quarter of 2016. Retail gross margin increased to 58.7% in the first quarter of 2017 compared to 56.2% in the first quarter of the prior year, due to a lower level of promotional activity.

During the first quarter, the Company opened one full price store and one outlet location, and closed one full price store. The Company ended the quarter with 190 company-operated retail locations, including four Internet stores.

The Company’s effective tax rate for the first quarter of 2017 was 34.8%. Excluding the tax impact of the non-cash expense associated with the purchase accounting fair value adjustment of inventory acquired in the Schwartz & Benjamin acquisition and the estimated bad debt expense associated with the Payless ShoeSource bankruptcy, the Adjusted effective tax rate was 30.7% compared to 19.6% in the first quarter of the prior year.

Balance Sheet and Cash Flow

During the first quarter of 2017, the Company repurchased 912,050 shares of the Company’s common stock for approximately $33.2 million, which includes shares acquired through the net settlement of employee stock awards.

As of March 31, 2017, cash, cash equivalents, and current and non-current marketable securities totaled $193.2 million.

Company Outlook

The Company continues to expect that net sales in fiscal year 2017 will increase 8% to 10% over net sales in 2016. The Company expects that diluted EPS on a GAAP basis for fiscal year 2017 will be in the range of $1.97 to $2.03. The Company continues to expect that Adjusted diluted EPS for fiscal year 2017 will be in the range of $2.12 to $2.18.

Non-GAAP Adjustments

Amounts referred to as Adjusted exclude the items below.

For the first quarter 2017:

•	$1.2 million pre-tax ($0.8 million after-tax) in non-cash expense associated with the purchase accounting fair value adjustment of inventory acquired in the Schwartz & Benjamin acquisition, included in cost of sales.
•	$7.5 million pre-tax ($6.5 million after-tax) in estimated bad debt expense associated with the Payless ShoeSource bankruptcy, included in operating expenses.

For the fiscal year 2017:

•	$1.7 million pre-tax ($1.0 million after-tax) in non-cash expense associated with the purchase accounting fair value adjustment of inventory acquired in the Schwartz & Benjamin acquisition, included in cost of sales.
•	$1.5 million pre-tax ($1.0 million after-tax) in expense expected to be incurred in connection with the integration of the Schwartz & Benjamin acquisition and the related restructuring, included in operating expenses.
•	$7.5 million pre-tax ($6.5 million after-tax) in estimated bad debt expense associated with the Payless ShoeSource bankruptcy, included in operating expenses.

Reconciliations of amounts on a GAAP basis to Adjusted amounts are presented in the Non-GAAP Reconciliation tables at the end of this release and identify and quantify all excluded items.

Conference Call Information

Interested stockholders are invited to listen to the first quarter earnings conference call scheduled for today, April 21, 2017, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible for a period of 30 days following the call. Additionally, a replay of the call can be accessed by dialing 1-844-512-2921 (U.S.) and 1-412-317-6671 (international), passcode 4443584, and will be available until May 21, 2017.

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children. In addition to marketing products under its own brands including Steve Madden®, Dolce Vita®, Betsey Johnson®, Report®, Big Buddha®, Brian Atwood®, Cejon®, Blondo® and Mad Love®, Steve Madden is a licensee of various brands, including Kate Spade®, Superga® and Avec Les Filles®. Steve Madden also designs and sources products under private label brand names for various retailers. Steve Madden’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains and mass merchants. Steve Madden also operates 190 retail stores (including Steve Madden’s four Internet stores). Steve Madden licenses certain of its brands to third parties for the marketing and sale of certain products, including for ready-to-wear, outerwear, intimate apparel, eyewear, hosiery, jewelry, fragrance, luggage and bedding and bath products. For local store information and the latest Steve Madden booties, pumps, men’s and women’s boots, dress shoes, sandals and more, visit http://www.stevemadden.com/

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain “forward looking statements” as that term is defined in the federal securities laws. The events described in forward looking statements may not occur. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company’s future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA

(In thousands, except per share amounts)

Unaudited

	Three Months Ended
	March 31, 2017	March 31, 2016

Net sales	$366,387	$329,357
Cost of sales	233,669	213,155
Gross profit	132,718	116,202
Commission and licensing fee income, net	3,927	2,171
Operating expenses	105,865	88,493
Income from operations	30,780	29,880
Interest and other income (expense), net	684	(176)
Income before provision for income taxes	31,464	29,704
Provision for income taxes	10,942	5,808
Net income	20,522	23,896
Net income attributable to noncontrolling interest	364	237
Net income attributable to Steven Madden, Ltd.	$20,158	$23,659

Basic income per share	$0.36	$0.41
Diluted income per share	$0.35	$0.39

Basic weighted average common shares outstanding	55,828	57,709
Diluted weighted average common shares outstanding	58,203	60,253

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	As of
	March 31, 2017	December 31, 2016	March 31, 2016
	(Unaudited)		(Unaudited)
Cash and cash equivalents	$94,261	$126,115	$70,905
Marketable securities (current & non current)	98,980	110,054	121,994
Accounts receivables, net	232,466	200,958	217,136
Inventories	96,973	119,824	80,356
Other current assets	47,038	56,264	56,089
Property and equipment, net	74,747	72,381	72,727
Goodwill and intangibles, net	304,327	280,097	288,642
Other assets	7,308	7,354	7,651
Total assets	$956,100	$973,047	$915,500

Accounts payable	$70,896	$80,584	$86,831
Contingent payment liability (current & non current)	31,830	7,948	21,292
Other current liabilities	65,720	94,595	49,183
Other long term liabilities	48,832	48,848	54,528
Total Steven Madden, Ltd. stockholders’ equity	737,187	740,867	703,319
Noncontrolling interest	1,635	205	347
Total liabilities and stockholders’ equity	$956,100	$973,047	$915,500

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED CASH FLOW DATA

(In thousands)

Unaudited

	Three Months Ended
	March 31, 2017	March 31, 2016

Net cash provided by operating activities	$8,513	$15,245

Investing Activities
Purchases of property and equipment	(3,293)	(4,384)
Sales of marketable securities, net	11,292	1,037
Acquisition, net of cash acquired	(17,396)	—
Net cash used in investing activities	(9,397)	(3,347)

Financing Activities
Common stock share repurchases for treasury	(33,161)	(14,034)
Payment of contingent liability	—	(3,483)
Proceeds from exercise of stock options	1,812	3,678
Net cash used in financing activities	(31,349)	(13,839)

Effect of exchange rate changes on cash and cash equivalents	379	432

Net decrease in cash and cash equivalents	(31,854)	(1,509)

Cash and cash equivalents - beginning of period	126,115	72,414

Cash and cash equivalents - end of period	$94,261	$70,905

STEVEN MADDEN, LTD. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(In thousands, except per share amounts)

Unaudited

The Company uses non-GAAP financial information to evaluate its operating performance and in order to represent the manner in which the Company conducts and views its business. Additionally, the Company believes the information assists investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that are not indicative of its core business. The non-GAAP financial information is provided in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP.

Table 1 - Reconciliation of GAAP gross profit to Adjusted gross profit
Three Months Ended
March 31, 2017
Consolidated
GAAP gross profit	$132,718

Non-cash expense associated with the purchase accounting fair value adjustment of inventory acquired in the Schwartz & Benjamin acquisition	1,240

Adjusted gross profit	$133,958

Wholesale
GAAP gross profit	$101,560

Non-cash expense associated with the purchase accounting fair value adjustment of inventory acquired in the Schwartz & Benjamin acquisition	1,240

Adjusted gross profit	$102,800

Table 2 - Reconciliation of GAAP operating expenses to Adjusted operating expenses
Three Months Ended
March 31, 2017

GAAP operating expenses	$105,865

Bad debt expense associated with the Payless ShoeSource bankruptcy	(7,500)

Adjusted operating expenses	$98,365

Table 3 - Reconciliation of GAAP operating income to Adjusted operating income
Three Months Ended
March 31, 2017

GAAP operating income	$30,780

Non-cash expense associated with the purchase accounting fair value adjustment of inventory acquired in the Schwartz & Benjamin acquisition	1,240

Bad debt expense associated with the Payless ShoeSource bankruptcy	7,500

Adjusted operating income	$39,520

Table 4 - Reconciliation of GAAP provision for income taxes to Adjusted provision for income taxes
Three Months Ended
March 31, 2017

GAAP provision for income taxes	$10,942

Tax effect of non-cash expense associated with the purchase accounting fair value adjustment of inventory acquired in the Schwartz & Benjamin acquisition	425

Tax effect of bad debt expense associated with the Payless ShoeSource bankruptcy	964

Adjusted provision for income taxes	$12,331

Table 5 - Reconciliation of GAAP net income to Adjusted net income
Three Months Ended
March 31, 2017

GAAP net income attributable to Steven Madden, Ltd.	$20,158

After-tax impact of non-cash expense associated with the purchase accounting fair value adjustment of inventory acquired in the Schwartz & Benjamin acquisition	815

After-tax impact of bad debt expense associated with the Payless ShoeSource bankruptcy	6,536

Adjusted net income attributable to Steven Madden, Ltd.	$27,509

GAAP diluted income per share	$0.35
Adjusted diluted income per share	$0.47

Contact

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Investor Relations

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203-682-8200

www.icrinc.com